Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Willbros Reports Second Quarter 2010 Results
•	Operating income from continuing operations of $16.4 million, $0.23 per basic and diluted share

•	Adjusted EBITDA of $29.3 million
HOUSTON, TX, AUGUST 4, 2010 — Willbros Group, Inc. (NYSE: WG) announced results for the second quarter 2010. For the second quarter of 2010, Willbros reported earnings from continuing operations of $9.1 million, or $0.23 per basic and diluted share, on revenue of $248.1 million. Second quarter results were favorably impacted by increased activity in the Upstream Oil & Gas segment including additional work assignments in the Company’s Upstream Engineering unit. Willbros also reported that second quarter net income was partially offset by costs of approximately $1.1 million associated with the transaction to acquire InfrastruX Group, Inc. and other charges of approximately $800 thousand associated with headcount reductions and change in estimate on one lease abandonment.
Randy Harl, President and Chief Executive Officer, commented, “The investments we have made in our systems and procedures have enabled us to continue to improve project execution to meet demanding productivity and schedule requirements. With high confidence in our project execution, we are seeing a resultant increase in bookings as we focus and hone our sales and marketing activities. We believe our recent awards in Canada and growth in our Upstream Engineering backlog are positive indications of improvement in both the Upstream segment business environment and our processes and execution. Our Downstream segment continues to face margin pressure and we are adjusting our strategy to align our cost structure to meet the challenges in this business segment. However, we are beginning to see a modest improvement in Downstream Engineering and we are encouraged by increasing Engineering and EPC inquiries. We view increased engineering activity in our Upstream and Downstream segments as precursors to a more robust construction environment.
“With the completion of the InfrastruX acquisition in early July, our short term focus is on integrating and optimizing this expansion of our service offerings and market access.”
Segment Operating Results
The Upstream Oil & Gas segment reported operating income for the second quarter of $22.8 million on revenue of $186.6 million. Operating results were driven by full utilization of two spreads of personnel and equipment deployed on large diameter pipeline construction in the United States and increased activity in the Upstream Engineering unit, including increased levels of work under alliance agreements. We believe the increase in our Upstream Engineering backlog is a precursor to increased construction activity and we have already begun to see inquiries rise for both small and large diameter pipeline projects. Positive performance in Oman also contributed to Upstream results, despite margin pressure in the region.

WILLBROS		1 of 5
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Strategic Planning
	Sales & Marketing	Willbros
	Willbros	713-403-8035
713-403-8038

PRESS RELEASE
The Downstream Oil & Gas segment reported an operating loss of $6.4 million on revenue of $61.5 million. The Downstream segment continues to experience delays to previously booked maintenance activities and an absence of capital projects for its specialty construction services. However, increased inquiries for our Downstream Engineering services in the first quarter are now beginning to result in new awards. In the second quarter, the Company appointed a new management team in the Downstream segment to bolster its competitive position in this market.
Backlog(3)
At June 30, 2010, Willbros reported backlog from continuing operations of $433.4 million compared to $391.7 million at December 31, 2009. Approximately 54.5 percent of backlog was attributable to recurring services contracts.
InfrastruX Acquisition
On July 1, 2010, the Company completed the acquisition of 100 percent of the outstanding stock of InfrastruX Group, Inc. (“InfrastruX”) for a purchase price of approximately $418 million before working capital and other transaction adjustments. The Company paid approximately $360 million in cash, a portion of which was used to retire InfrastruX indebtedness and pay InfrastruX transaction expenses, and issued approximately 7.9 million shares of the Company’s common stock to the shareholders of InfrastruX. Cash paid was comprised of $60.0 million in operating cash and $300.0 million provided from a newly issued term loan facility. The acquisition was completed pursuant to an Agreement and Plan of Merger, dated March 11, 2010.
Liquidity
At June 30, 2010, Willbros had liquidity of $282.6 million, comprised of $227.3 million in cash, short-term investments of $5.3 million, and $50.0 million unutilized borrowing capacity under our 2007 Credit Facility. The company paid approximately $60.0 million in cash to fund a portion of the transaction to acquire InfrastruX on July 1, 2010.
Guidance
Van Welch, Chief Financial Officer, updated earnings guidance for 2010: “To reflect the full effect of the acquisition of InfrastruX, including purchase price accounting estimates, and the continued volatility of the markets we serve, we are adjusting our annual guidance for continuing operations for the combined companies, with the inclusion of InfrastruX from July 1 — December 31, 2010, to range from a loss of $(0.20) to breakeven or $0.00 per diluted share on revenue of $1.2 to $1.3 billion.” The Company will provide details of the change in guidance on its August 5, 2010 conference call.

WILLBROS		2 of 5
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Strategic Planning
	Sales & Marketing	Willbros
	Willbros	713-403-8035
713-403-8038

PRESS RELEASE
Conference Call
In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, August 5, 2010, at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Second Quarter 2010 Earnings Conference Call

When:	Thursday, August 5, 2010 — 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 888-713-4515 or 913-312-1513, passcode 8451428, and asking for the Willbros call at least 10 minutes prior to the start time.

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.
A telephonic replay of the conference call will be available through August 19, 2010 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 8451428. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; the disruptions to the global credit markets; the current global recession; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; the refinery crack spread and planned refinery outages and upgrades; the effective tax rate of the different countries where the work is being conducted; development trends of the oil, gas, power, refining and petrochemical industries and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
TABLE TO FOLLOW

WILLBROS		3 of 5
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Strategic Planning
	Sales & Marketing	Willbros
	Willbros	713-403-8035
713-403-8038

PRESS RELEASE
WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Income Statement
Contract revenue
Upstream O&G	$186,600	$275,409	$263,100	$663,897
Downstream O&G	61,529	79,074	122,025	154,511

	248,129	354,483	385,125	818,408

Operating expenses
Upstream O&G	163,802	260,157	252,141	622,407
Downstream O&G	67,932	75,432	137,371	151,012

	231,734	335,589	389,512	773,419

Operating income (loss)
Upstream O&G	22,798	15,252	10,959	41,490
Downstream O&G	(6,403)	3,642	(15,346)	3,499

Operating income (loss)	16,395	18,894	(4,387)	44,989

Other expense
Interest — net	(2,075)	(2,011)	(4,182)	(4,116)
Other — net	891	(217)	2,862	108

	(1,184)	(2,228)	(1,320)	(4,008)

Income (loss) from continuing operations before income taxes	15,211	16,666	(5,707)	40,981
Provision (benefit) for income taxes	5,753	5,675	(2,387)	13,915

Income (loss) from continuing operations	9,458	10,991	(3,320)	27,066
Income (loss) from discontinued operations net of provision for income taxes	(476)	(1,660)	(746)	(1,500)

Net income (loss)	8,982	9,331	(4,066)	25,566
Less: Income attributable to noncontrolling interest	(353)	(423)	(609)	(1,171)

Net income (loss) attributable to Willbros Group, Inc.	$8,629	$8,908	$(4,675)	$24,395

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$9,105	$10,568	$(3,929)	$25,895
Income (loss) from discontinued operations	(476)	(1,660)	(746)	(1,500)

Net income (loss) attributable to Willbros Group, Inc.	$8,629	$8,908	$(4,675)	$24,395

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.23	$0.27	$(0.10)	$0.67
Discontinued operations	(0.01)	(0.04)	(0.02)	(0.04)

	$0.22	$0.23	$(0.12)	$0.63

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.23	$0.27	$(0.10)	$0.66
Discontinued operations	(0.01)	(0.04)	(0.02)	(0.03)

	$0.22	$0.23	$(0.12)	$0.63

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$45,886	$10,864	$45,631	$67,967
Investing activities	7,338	1,552	4,226	(1,558)
Financing activities	(14,235)	(22,540)	(19,613)	(29,367)
Foreign exchange effects	(1,813)	1,204	(970)	565
Discontinued operations	(713)	(1,280)	(746)	(79)

WILLBROS		4 of 5
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Strategic Planning
	Sales & Marketing	Willbros
	Willbros	713-403-8035
713-403-8038

PRESS RELEASE

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	39,018	38,684	38,979	38,624
Diluted	42,352	43,730	38,979	43,641
EBITDA(1)	$24,931	$28,591	$14,337	$65,492
Capital expenditures	3,139	3,474	8,944	6,659

Reconciliation of Non-GAAP Financial Measure

EBITDA (1), (2)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$9,105	$10,568	$(3,929)	$25,895
Interest — net	2,075	2,011	4,182	4,116
Provision (benefit) for income taxes	5,753	5,675	(2,387)	13,915
Depreciation and amortization	7,998	10,337	16,471	21,566

EBITDA	24,931	28,591	14,337	65,492

Stock based compensation	2,286	2,319	4,297	4,917
Restructuring and reorganization costs	794	956	613	5,790
Acquisition related costs	1,060	—	1,944	85
(Gains) losses on sales of equipment	(79)	(29)	(1,684)	1,031
Noncontrolling interest	353	423	609	1,171

Adjusted EBITDA (2)	$29,345	$32,260	$20,116	$78,486

Balance Sheet Data	6/30/2010	3/31/2010	12/31/2009
Cash and cash equivalents	$227,302	$190,839	$198,774
Working capital	239,093	231,852	297,294
Total assets	767,828	720,317	728,378
Total debt	109,010	112,769	104,037
Stockholders’ equity	484,269	477,808	487,196

Backlog Data (3)
By Reporting Segment
Upstream O&G	$328,596	$351,900	$245,586
Downstream O&G	104,842	132,483	146,156

	$433,438	$484,383	$391,742

By Geographic Area
North America	$383,054	$436,058	$368,447
Middle East & North Africa	50,384	48,325	23,295

	$433,438	$484,383	$391,742

(1)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)
Adjusted EBITDA is defined as earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments, as adjusted for other items that management considers to be non-recurring, unusual or not indicative of our core operating performance. Management uses Adjusted EBITDA for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and presentations made to our analysts, investment banks and other members of the financing community who use this information in order to make investing decisions about us. Most of the adjustments reflected in Adjusted EBITDA are also included in performance metrics under our credit facilities and other financing arrangements. However, Adjusted EBITDA is not a financial measurement recognized under U.S. generally accepted accounting principles. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(3)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.
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WILLBROS		5 of 5
CONTACT:
	Michael W. Collier	Connie Dever
	Vice President Investor Relations	Director Strategic Planning
	Sales & Marketing	Willbros
	Willbros	713-403-8035
713-403-8038